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                         CERTIFICATE OF DESIGNATIONS,

                            PREFERENCES AND RIGHTS

                                      OF

                      SERIES A REDEEMABLE PREFERRED STOCK

                                      OF

                               LPA HOLDING CORP.

                                    * * * *

                  LPA HOLDING CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware.

                  DOES HEREBY CERTIFY.

                  That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, at a meeting duly held on May 11, 1998, adopted a resolution providing for the issuance of a series of 30,000 shares of Series A Redeemable Preferred Stock (as herein defined), which resolution is as follows:

                  RESOLVED, that a series of Preferred Stock in LPA Holding Corp., a Delaware corporation (the "Corporation"), having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series set forth below, is hereby authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation, as amended.

                  1. Number and Designation.

                  (a) This series shall consist of 30,000 preferred shares in the Corporation and shall be designated the Series A Redeemable Preferred Stock ("Redeemable Preferred Stock").

                  2. Dividends.

                  (a) During the Initial Dividend Period, dividends shall accrue at the Applicable Dividend Rate on the sum of the Original Cost of a share of Redeemable Preferred Stock plus all accumulated and unpaid dividends thereon since the most recently preceding Preferred
         Dividend Payment Date. Any dividends which accrue pursuant to this
         Section 2(a) and which are not paid on the Preferred Dividend Payment Date shall be classified as "accumulated dividends" and shall remain "accumulated and unpaid dividends" until paid or otherwise canceled pursuant to this Certificate. Such dividends shall accrue at the

         Applicable Dividend Rate regardless of whether the Board of Directors has declared a

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         dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for such dividends.

                  (b) During the Subsequent Dividend Period, the holders of the outstanding shares of Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends which shall accrue at the Applicable Dividend Rate on the sum of the Original Cost of a share of Redeemable Preferred Stock plus all accumulated and unpaid dividends thereon since the most recently preceding Preferred
         Dividend Payment Date, payable on each of December 31 and June 30 (each, the "Preferred Dividend Payment Date"), the first such Preferred Dividend Payment Date for which dividends are payable in cash being December 31, 2005. Such dividends shall accrue at the Applicable Dividend Rate regardless of whether the Board of Directors of the Corporation has declared a dividend payment or whether there are any profits, surplus or other funds of the Corporation legally available for dividends; provided, however that such dividend payments are subject to any restrictions set forth in the agreements with the holders of Senior Debt of the Corporation or its Subsidiaries (including any limitations on dividends or distributions by Subsidiaries.) Any dividends which accrue pursuant to this Section 2(b) and which are not paid on the Preferred Dividend Payment Date shall be classified as "accumulated dividends" and shall remain "accumulated and unpaid dividends" until paid or otherwise canceled pursuant to this Certificate. All payments due under this Section
         2(b) to any holder of shares of Redeemable Preferred Stock shall be made to the nearest cent.


                  (c) The dividends payable with respect to the Redeemable Preferred Stock on each Preferred Dividend Payment Date pursuant to
         Section 2(b) shall be paid to the holders of shares of the Redeemable Preferred Stock as they appear on the stock records of the Corporation on such date (the "Preferred Record Date") as shall be fixed by the Board of Directors, which Preferred Record Date shall not be more than 60 days prior to the applicable Preferred Dividend Payment Date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted.

                  (d) No dividend or distribution shall be paid to the holders of any class of Redeemable Preferred Stock pursuant to Section 2(b) in any form of consideration other than cash unless the holders of a majority of the shares of such class of Redeemable Preferred Stock, at the time of the distribution, approve such distribution (including the valuation of the consideration being distributed).

                  (e) Subject to the restrictions set forth in Section 8(b), so long as any shares of the Redeemable Preferred Stock are outstanding,

         the Corporation shall not pay or declare or set apart for payment any dividend or make any other distribution or other payment on or with respect to the Common Stock or any class or series of stock of the Corporation ranking on a parity with or junior to the Redeemable Preferred Stock with respect to dividends or redeem, repurchase or otherwise acquire any such stock unless the Corporation has paid, or at the same time pays, all unpaid dividends on the Redeemable Preferred Stock pursuant to this Section 2 that have accrued since the beginning of the Subsequent Dividend Period.

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                  (f) Except as otherwise provided herein, if at any time the
         Corporation pays less than the total amount of dividends then accrued with respect to the Redeemable Preferred Stock, such payment shall be distributed ratably among the holders of the such class of Redeemable Preferred Stock based upon the number of shares of such class of Redeemable Preferred Stock then held by each holder.

                  3. Liquidity Event.

                  Upon a Liquidity Event, after payment or provision for payment in cash or cash equivalents of the debts and other liabilities of the Corporation, the holders of Redeemable Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Redeemable Preferred Stock, an amount equal to the Liquidation Amount of such share before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Redeemable Preferred Stock. If upon any Liquidity Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Redeemable Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of Redeemable Preferred Stock shall share in any distribution of assets pro rata in accordance with the total Liquidation Amount that each such holder would have received had there been such sufficient assets.

                  4. Mandatory Redemption.

                  Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all of the shares of the Redeemable Preferred Stock then outstanding on the Mandatory Redemption Date. The per share redemption price at which shares of the Redeemable Preferred Stock are to be redeemed pursuant to this Section 4 shall be equal to the Liquidation Amount (the "Mandatory Redemption Price"). If the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock shall be insufficient to permit the payment of the Mandatory Redemption Price required to be paid pursuant to this Section 4, then the holders of Redeemable Preferred Stock shall share in any legally available funds ratably in any such redemption based on the respective number of Redeemable Preferred Stock that each holder thereof holds and the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.


                  5. Change of Control

                  (a) Upon the occurrence of a Change of Control, the Corporation shall be obligated to make an offer to purchase (the "Change of Control Offer") the outstanding Redeemable Preferred Stock at a purchase price equal to 101% of the original cost thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Preferred Dividend Payment Date to the Change of Control Payment
         Date) (such applicable purchase price being hereinafter referred to as

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         the "Change of Control Purchase Price") in accordance with the procedures set forth in this Section 5.

                  (b) Within 90 days of the occurrence of a Change of Control, the Corporation shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Redeemable Preferred Stock, at the address appearing in the register maintained by or on behalf of the Corporation, a notice stating:

                        (i) that the Change of Control Offer is being made
                  pursuant to this Section 5 and that all Redeemable Preferred Stock validly tendered will be accepted for payment;

                        (ii) the Change of Control Purchase Price and the
                  purchase date (which shall be a business day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

                        (iii) that any Redeemable Preferred Stock not validly
                  tendered will continue to accumulate dividends;

                        (iv) that, unless the Corporation defaults in the
                  payment of the Change of Control Purchase Price, any Redeemable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                        (v) that holders accepting the offer to have their
                  Redeemable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing Redeemable Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

                        (vi) that holders will be entitled to withdraw their
                  acceptance if the Corporation receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Redeemable Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Redeemable Preferred Stock purchased;

                        (vii) that holders whose Redeemable Preferred Stock is
                  being purchased only in part will be issued new certificates representing the number of shares of Redeemable Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

                        (viii) any other procedures that a holder must follow to
                  accept a Change of Control Offer or effect withdrawal of such acceptance.

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                  (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations, to the extent such laws and regulations are applicable to the redemption of the Redeemable Preferred Stock in connection with a Change of Control Offer. Without limiting the foregoing, in the event that a Change of Control occurs and the holders of Redeemable Preferred Stock exercise their right to require the Corporation to purchase Redeemable Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

                  (d) On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (i) accept for payment the number of shares of Redeemable Preferred Stock validly tendered pursuant to the Change of Control Offer and (ii) promptly mail to each holder of shares so accepted the Change of Control Purchase Price therefor and execute and issue a new Redeemable Preferred Stock certificate representing the number of shares of Redeemable Preferred Stock equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Redeemable Preferred Stock validly tendered pursuant to the Change of Control Offer, dividends shall cease to accrue with respect to the shares of Redeemable Preferred Stock so tendered and all rights of holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date.

                  (e) If any Senior Debt of the Corporation or its Subsidiaries would prevent the Corporation from making a Change of Control Offer or paying the Change of Control Purchase Price (including any limitations on dividends or distributions by Subsidiaries), then, upon a Change of Control, prior to the mailing of the notice to holders described in Section 5(b) above, but in any event within 30 days following any Change of Control, the Corporation shall, to the extent required to permit the repurchase of Redeemable Preferred Stock pursuant to this Section 5, be required to (i) cause the borrowers thereunder to repay in full all obligations under such Senior Debt or (ii) cause such borrowers to obtain the requisite consent from the holders of such Senior Debt to permit the repurchase of the Redeemable Preferred Stock as described above. Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be required to make, any Change of Control Offer.

                  (f) (i) If the Corporation has issued any outstanding Preferred Stock (other than the Redeemable Preferred Stock), and the Corporation is required to make a Change of Control Offer or to make a distribution with respect to such Preferred Stock (other than the Redeemable Preferred Stock) in the event of a Change of Control, the Corporation shall not consummate any such offer or distribution with respect to such Preferred Stock (other than the Redeemable Preferred Stock) until such time as the Corporation shall have paid the Change of Control Purchase Price in full to the holders of Redeemable Preferred Stock that have validly accepted the Corporation's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Redeemable Preferred Stock and
         (ii) the Corporation will not issue Preferred Stock with change of control provisions requiring the payment of such Preferred Stock prior to the

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         payment of the Redeemable Preferred Stock in the event
         of a Change of Control under this Section 5.

                  (g) The Corporation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such Change of Control Offer contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of this Section 5 and purchases all Redeemable Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

                  6. Asset Sales

                  (a) Upon the consummation of an Asset Sale, the Corporation shall apply, or cause a Subsidiary to apply, the Net Cash
         Proceeds relating to such Asset Sale within eighteen months after receipt thereof either (i) to prepay any Senior Debt,
         (ii) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Corporation and its Subsidiaries as existing on the Original Issuance Date or in businesses the same, similar or reasonably related thereto ("Replacement Assets"), or (iii) a combination of prepayment and investment permitted by the foregoing clauses (i) and (ii). On the 1st business day of the nineteenth month after receipt of such Net Cash Proceeds after an Asset Sale or such earlier date, if any, as the Board of Directors of the Corporation or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
         (i), (ii) and (iii) above (each, a "Net Proceeds Offer Trigger
         Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Trigger Date as permitted in clauses (i), (ii) or (iii) above (each a "Net Proceeds Offer Amount") shall be applied by the Corporation or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders of Redeemable Preferred Stock, the maximum amount of Redeemable Preferred Stock that can be purchased with the Net
         Proceeds Offer Amount at a price equal to the sum of (x) 101% of the Liquidation Amount as of the most recently preceding Preferred
         Dividend Payment Date of the Redeemable Preferred Stock to be purchased, plus (y) accrued and unpaid dividends thereon, if any, to the date of purchase (the "Net Proceeds Purchase Price"); provided, however, that if at any time any non-cash consideration received by the Corporation or any Subsidiary of the Corporation, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Corporation may defer the Net Proceeds until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph).

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                  Notwithstanding the foregoing, the Corporation may redeem
pursuant to Section 7 the maximum amount of Redeemable Preferred Stock that may be redeemed with the Net Proceeds Offer Amount. If the Corporation elects to so redeem, it shall have no obligation to make a Net Cash Proceeds Offer.

                  If holders of Redeemable Preferred Stock accept the Net Proceeds Offer with respect to Redeemable Preferred Stock having a Liquidation Amount as of the most recently Preferred Dividend Payment Date in excess of the Net Proceed Offer Amount, then such holders shall share ratably (or as close thereto as possible to permit the redemption of whole shares) in any such purchase based on the respective number of shares of Redeemable Preferred Stock that each such holder thereof holds; provided, however, that in all events, the Corporation shall purchase whole shares.

                  (b) On the Net Proceeds Offer Trigger Date, the Corporation shall (i) cause a notice of the Net Proceeds Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Redeemable Preferred Stock, at the address appearing in the register maintained by the Transfer Agent, a notice stating:

                        (i) that the Net Proceeds Offer is being made pursuant
                  to this Section 6 and that all Redeemable Preferred Stock validly tendered will be accepted for payment;

                        (ii) the Net Proceeds Purchase Price and the purchase
                  date (which shall be a business day not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Net Proceeds Payment Date"));

                        (iii) that any Redeemable Preferred Stock not validly
                  tendered will continue to accumulate dividends;

                        (iv) that, unless the Corporation defaults in the
                  payment of the Net Proceeds Purchase Price, any Redeemable Preferred Stock accepted for payment pursuant to the Net Proceeds Offer shall cease to accumulate dividends after the Net Proceeds Payment Date;

                        (v) that holders accepting the offer to have their
                  Redeemable Preferred Stock purchased pursuant to a Net Proceeds Offer will be required to surrender their certificates representing Redeemable Preferred Stock to the Corporation at the address specified in the notice prior to the close of business on the business day preceding the Net Proceeds Payment Date;

                         (vi) that holders will be entitled to withdraw their
                  acceptance if the Corporation receives, not later than the close of business on the third business day preceding the Net Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Redeemable Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Redeemable Preferred Stock purchased;

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                         (vii) that holders whose Redeemable Preferred Stock is
                  being purchased only in part will be issued new certificates representing the number of shares of Redeemable Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

                         (viii) any other procedures that a holder must follow
                  to accept a Net Proceeds Offer or effect withdrawal of such acceptance.

                  (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations, to the extent such laws and regulations are applicable to the redemption of the

         Redeemable Preferred Stock in connection with a Net Proceeds Offer. Without limiting the foregoing, in the event that an Asset Sale occurs and the holders of Redeemable Preferred Stock exercise their right to require the Corporation to purchase Redeemable Preferred Stock, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Corporation will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

                  (d) On the Net Proceeds Payment Date, the Corporation shall, to the extent lawful, (i) accept for payment the number of shares of Redeemable Preferred Stock validly tendered pursuant to the Net Proceeds Offer and (ii) promptly mail to each holder of shares so accepted the Net Proceeds Purchase Price therefor the execute and issue a new Redeemable Preferred Stock certificate representing the number of shares of Redeemable Preferred Stock equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Redeemable Preferred Stock validly tendered pursuant to the Net Proceeds Offer, dividends shall cease to accumulate with respect to the shares of Redeemable Preferred Stock so tendered and all rights of holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Net Proceeds Payment Date.

                  (e) Any obligation on the part of the Corporation to pay the Net Proceeds Purchase Price shall be subject to the Corporation's and its Subsidiaries' obligations to comply with the covenants set forth in its agreements with the holders of its Senior Debt (including any limitations on dividends or distributions by Subsidiaries) and payments of any Net Proceeds Purchase Price payable may be deferred in order to maintain the Corporation's compliance with such covenants but shall, in any event, be paid as soon as permissable. Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be required to make, any Net Proceeds Offer.

                  (f) (i) If the Corporation has issued any outstanding Preferred Stock (other than the Redeemable Preferred Stock), and the Corporation is required to make a Net Proceeds Offer or to make a distribution with respect to such Preferred Stock (other than the Redeemable Preferred Stock) in the event of an Asset Sale, the Corporation shall not consummate any such offer or distribution with respect to such Preferred Stock (other than the Redeemable Preferred Stock) until such time as the Corporation shall have paid the Net Proceeds Offer Amount in full to the holders of Redeemable Preferred Stock that have validly accepted the Corporation's Net Proceeds Offer and shall otherwise have

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         consummated the Net Proceeds Offer made to holders of the Redeemable
         Preferred Stock and (ii) the Corporation will not issue Preferred Stock with asset sale provisions requiring the payment of such Preferred Stock prior to the payment of the Redeemable Preferred

         Stock in the event of an Asset Sale under this Section 6.

                  7. Redemption at Option of the Corporation. The
         Corporation shall have the right to redeem, out of funds legally available for such purpose, all or any portion of the shares of Redeemable Preferred Stock then outstanding, as follows:

                        (i) from the Original Issuance Date to the first anniversary of the Original Issuance Date, the holders of shares of Redeemable Preferred Stock shall be entitled to receive the sum of (x) 103% of the Liquidation Amount as of the most recently preceding Preferred Dividend Payment Date plus (y) all accrued and unpaid dividends accrued since such Preferred Dividend Payment Date and unpaid thereon with respect to each share of Redeemable Preferred Stock;

                        (ii) from the first anniversary of the Original Issuance
                  Date to the second anniversary of the Original Issuance Date, the holders of shares of Redeemable Preferred Stock shall be entitled to receive the sum of (x) 102% of the Liquidation Amount as of the most recently preceding Preferred Dividend Payment Date plus (y) all accrued and unpaid dividends since such Preferred Dividend Payment Date and unpaid thereon with respect to each share of Redeemable Preferred Stock;

                        (iii) from the second anniversary of the Original
                  Issuance Date to the third anniversary of the Original Issuance Date, the holders of shares of Redeemable Preferred Stock shall be entitled to receive the sum of (x) 101% of the Liquidation Amount as of the most recent preceding Preferred Dividend payment Date plus (y) all accrued and unpaid dividends since such Preferred Dividend Payment Date and unpaid thereon with respect to each share of Redeemable Preferred Stock; and

                        (iv) thereafter, the holders of shares of
                  Redeemable Preferred Stock shall be entitled to receive the Liquidation Amount with respect to each share of Redeemable Preferred Stock.

         If the Corporation redeems less than all of the outstanding Redeemable Preferred Stock pursuant to this Section 7, then the requisite holders of Redeemable Preferred Stock shall share ratably (or as close thereto as possible in order to permit the redemption of whole shares) in any such redemption based on the respective number of shares of Redeemable Preferred Stock that each holder thereof holds; provided, however, that in all events, the Corporation shall redeem whole shares.

                  (b) On and after any redemption date pursuant to this Section 7 (unless default shall be made by the Corporation in the payment of the applicable redemption price, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Redeemable Preferred Stock to be redeemed, except the right to
         receive the applicable redemption price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                  (c) Any communication or notice relating to redemption given pursuant to this Section 7 shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Redeemable Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal, or registered office, as the case may be.

                  (d) At any time on or after any redemption date, the holders of record of shares of Redeemable Preferred Stock being redeemed in accordance with this Section 7 shall be entitled to receive the applicable redemption price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

                  (e) Any redemption payments by the Corporation pursuant to this Section 7 shall be paid in cash.

                  8. Voting Rights.

                  (a) The holders of the Redeemable Preferred Stock, except as otherwise required under Delaware law or as set forth in the paragraphs below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (b) The Corporation shall not, and shall not permit any Subsidiary to, without first obtaining the affirmative written consent or approval of the Requisite Redeemable Preferred
         Stockholders:

                        (i) in any manner authorize, create, designate, issue
                  or sell any class or series of capital stock of the Corporation (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidity Event, is pari passu with or is senior to the Redeemable Preferred Stock or which in any manner adversely affects the holders of the Redeemable Preferred Stock (it being understood that the Corporation shall be entitled to incur Indebtedness and issue warrants to acquire Common Stock in connection with any such incurrence of Indebtedness);

                        (ii) in any manner alter or change the terms,
                  designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Redeemable Preferred Stock;

                        (iii) reclassify the shares of any class or series of
                  capital stock of the Corporation into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to or on a parity with such Redeemable Preferred Stock, or (B) which in any manner adversely affects the rights of the holders of such Redeemable Preferred Stock in their capacity as such;

                        (iv) amend, alter or repeal any of the provisions of
                  (A) this Certificate of Designation, (B) the Certificate of Incorporation of the Corporation (as amended or restated) or
                  (C) the By-laws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the rights, preferences or privileges of the holders of such Redeemable Preferred Stock;

                        (v) permit any Subsidiary to issue any capital stock to
                  any Person other than the Corporation or a direct or indirect wholly owned Subsidiary of the Corporation; or

                        (vi) other than with respect to the Redeemable Preferred
                  Stock, the Qualified Stock or as would not be prohibited by
                  Section 4.04 of the Notes Indenture, declare or pay any dividend, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Corporation, or any warrants or options to purchase any such capital stock, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Corporation.

                  9. Exchange.

                  (a) Requirements. The outstanding shares of Redeemable Preferred Stock are exchangeable, in whole but not in part, at the option of the Corporation, at any time on any Preferred Dividend Payment Date for the Corporation's junior subordinated debentures (the "Exchange Debentures"); provided, that any such exchange may only be made if on or prior to the date of such exchange, (i) the

         Corporation has paid (or is deemed to have paid) all accumulated dividends on the Redeemable Preferred Stock which have accrued from and after the Subsequent Dividend Period (including the dividends payable on such Preferred Dividend Payment Date) and there shall be no contractual impediment to such exchange on such Preferred Dividend Payment Date; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no default or event of default under the Exchange Indenture or any other material instrument governing Senior Debt outstanding at the time of such exchange would be caused thereby; and (iv) the Exchange Indenture has been qualified under the Trust Indenture Act, if such qualification is required at the time of exchange. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of Liquidation Amount of Redeemable Preferred Stock. Exchange Debentures shall be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible and, to the extent necessary, in principal amounts less than $1,000, provided, that the Corporation shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 in lieu of delivering an Exchange Debenture in a denomination of less than $1,000.

                  (b) Procedure for Exchange. At least thirty (30) days and not more than sixty (60) days prior to the date fixed for exchange, written notice (the "Exchange Notice") shall be given by the Corporation by first-class mail, postage prepaid, to each holder of record on the Preferred Record Date immediately preceding such Preferred Dividend Payment Date at such holder's address as the same appears on the stock register maintained by the Transfer Agent, provided, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of shares of Redeemable Preferred Stock to be exchanged. The Exchange Notice shall state:

                        (i)  the date fixed for exchange;

                        (ii) that the holder is to surrender to the Corporation,
                  in the manner and at the place or places designated, his certificate or certificates representing all his shares of Redeemable Preferred Stock to be exchanged;

                        (iii) that dividends on the shares of Redeemable
                  Preferred Stock to be exchanged shall cease to accumulate on the Exchange Date whether or not certificates for shares of Redeemable Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of the Exchange Debentures; and

                        (iv) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Redeemable Preferred Stock are surrendered for exchange on the Exchange Date.

                                  (A) On or before the Exchange Date, each
                              holder of shares of Redeemable Preferred Stock shall surrender the certificates representing such shares of Redeemable Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Indenture and the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for the shares of Redeemable Preferred Stock so exchanged, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), such shares shall be exchanged by the Corporation into Exchange Debentures. The Corporation shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                                  (B) If notice has been mailed as aforesaid,
                              and if before the Exchange Date specified in such notice all Exchange Debentures necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee under the Exchange Indenture with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the holders of Redeemable Preferred Stock so exchanged as stockholders of the Corporation shall cease (except the right to receive Exchange Debentures (including Exchange Debentures issued in exchange for shares of Redeemable Preferred Stock issued on such Preferred Dividend Payment Date), an amount in cash equal to the amount of accumulated and unpaid dividends to the Exchange Date and, if the Corporation so elects, cash in lieu of any Exchange Debenture not an integral multiple of $1,000), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the Exchange Date.

                        (v) No Exchange in Certain Cases. Notwithstanding the foregoing provisions of this Section 9, the Corporation shall not be entitled or required to exchange the Redeemable Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Exchange Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Exchange Indenture or the Exchange Debentures, shall materially violate or conflict with any applicable law or agreement or instrument then binding on the Corporation, including agreements with the holders of the Senior Debt of the Corporation or its Subsidiaries, or if, at the time of such exchange, the Corporation is insolvent or it would be rendered insolvent by such exchange.

                  10. Events of Non-Compliance.

                  (a) Each of the following shall constitute non-compliance hereunder:

                        (i) the Corporation fails to pay in cash the dividends or distributions required pursuant to Section 2(b) hereof (regardless of whether such dividends are prohibited by restrictions set forth in the agreements for Senior Debt) and such failure to pay continues 10 days after notice of such breach has been delivered by any holder of Redeemable Preferred Stock, unless otherwise approved by the Requisite Redeemable Preferred Stockholders;

                        (ii) a material breach of any of the representations, warranties or covenants in any of the Related Documents that continues 30 days after notice of such breach has been delivered by any holder of Redeemable Preferred Stock;

                        (iii) the Corporation or any of its Subsidiaries shall
                  (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United
                  States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,

                  (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) fail generally to pay its debts as they become due or (G) take any corporate or stockholder action in furtherance of any of the foregoing; or

                        (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the

                  Corporation or any of its Subsidiaries, or of any substantial part of their respective property or assets, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or (C) the winding-up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days.

                  (b) After the occurrence of and during the continuation of an event of non-compliance pursuant to clauses (i) or (ii) of paragraph
        (a) above, the Requested Redeemable Preferred Stockholders can declare an Event of Non-Compliance. After the occurrence of and during the continuation of an Event of Non-Compliance pursuant to clauses (iii) and (iv) above, an Event of Non-Compliance shall occur automatically.

                  (c) Once an Event of Non-Compliance has occurred pursuant to paragraph (b) above, the Applicable Dividend Rate automatically increases from 12% per annum to 14% per annum.

                  11. Reissuance of Redeemable Preferred Stock.

                  Shares of Redeemable Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

                  12. Definitions.

                  As used herein, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purpose of the above definition, the term "control" (including, with correlative meaning, the terms "controlling", "controlled by", and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Applicable Dividend Rate" means 12% per annum; provided however that the Applicable Dividend Rate may be increased to 14% from time to time pursuant to Section 10.


                  "Asset Sale" means any sale, lease, sale-leaseback transaction, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Corporation or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of any Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Corporation or a Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Corporation or any Subsidiary or (iii) any other assets of the Corporation or any Subsidiary other than property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business of the Corporation or any Subsidiary, as the case may be (other than, in the case of (i), (ii) and (iii) above, a disposition by a Subsidiary to the Corporation or by the Corporation or a Subsidiary to a Wholly Owned Subsidiary and a disposition of assets with a fair market value of less than $10,000,000).

                  "Board" shall mean the Board of Directors of the Corporation.

                  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

                  "CCP" means Chase Capital Partners and its Affiliates.

                  "Change of Control" means the occurrence of any of the following events (each a "Change of Control"):

                  (a) prior to the earlier to occur of (i) the first public offering of Common Stock of the Corporation or (ii) the first public offering of Common Stock of La Petite Academy, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of La Petite Academy, whether as a result of issuance of securities of the Corporation, any merger, consolidation, liquidation or dissolution of the Corporation or La Petite Academy, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for the purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

                  (b) (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of La Petite Academy and (ii) the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of La Petite Academy than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

                  (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or La Petite Academy, as the case may be, (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation or La Petite Academy, as applicable, was approved (i) in accordance with the Stockholders Agreement, (ii) by the Permitted Holders or (iii) by a vote of 66 2/3% of the directors of the Corporation or La Petite Academy, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Corporation or La Petite Academy, as applicable, then in office;

                  (d) the adoption of a plan relating to the liquidation or dissolution of the Company or La Petite Academy; or

                  (e) the merger or consolidation of the Corporation or La Petite Academy with or into another Person or the merger of another Person with or into the Corporation or La Petite Academy, and, in the case of any such merger or consolidation, the securities of the Corporation or La Petite Academy, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Corporation or La Petite Academy, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

                  "Change of Control Offer" shall have the meaning set forth in
Section 5(a)

                  "Change of Control Payment Date" shall have the meaning set forth in Section 5(b)(ii).

                  "Change of Control Purchase Price" shall have the meaning set forth in Section 5(a).

                  "Common Stock" means (i) the Common Stock, par value $0.01, of the Corporation, and (ii) any other class of capital stock of the Corporation authorized after the Original Issuance Date that is entitled to at least a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "Credit Agreement" shall mean the Credit Agreement dated as of May 11, 1998 the Corporation, La Petite Academy, The Chase Manhattan Bank and NationsBank, N.A, as amended, supplemented or otherwise modified from time to time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Date" means the date, if any, on which such shares of Redeemable Preferred Stock are exchanged by the Corporation for Exchange Debentures.

                  "Exchange Debentures" mean the junior subordinated notes with terms consistent with the terms of the Redeemable Preferred Stock, including those terms set forth on Exhibit A attached hereto.

                  "Exchange Notice" shall have the meaning set forth in
Section 9.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person.

                  "Exchange Indenture" shall mean an indenture to be prepared by the Corporation at the time of the exchange of the Redeemable Preferred Stock for junior subordination notes, such indenture to be in a form customary for an indenture of its type and in a form reasonably acceptable to the holders of the Requisite Redeemable Preferred Stockholders.

                  "Initial Dividend Period" means the period commencing on the Original Issuance Date and terminating on the earliest to occur of (i) June 30, 2005, (ii) the Exchange Date and (iii) the Redemption Date.

                  "King Investor" means an entity a majority of the economic interests of which are owned by CCP and a majority of the voting interests of which are owned by (i) Robert E. King, his descendants or, in the event of the death or incompetence of any of the foregoing individuals, such Person's estate, executor, administrator, committee or other personal representative or
(ii) any other Person approved by CCP.

                  "La Petite Academy" means La Petite Academy, Inc., a Delaware corporation.

                  "Lien" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

                  "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

                  "Liquidation Amount" means, as to each share of Redeemable Preferred Stock, the Original Cost plus all accrued and unpaid dividends payable with respect to such share of Redeemable Preferred Stock.

                  "Liquidity Event" means (i) any Liquidation or (ii) any sale of all or substantially all of the Corporation's assets determined on a consolidated basis.

                  "Management Group" means the group consisting of the directors and executive officers of La Petite Academy.

                  "Mandatory Redemption Date" means May 11, 2008.

                  "Mandatory Redemption Price" has the meaning set forth in
Section 4.

                  "Merger Agreement" means the Agreement and Plan of Merger dated as of March 17, 1998 between the Corporation and LPA Investment LLC, a Delaware limited liability company.

                  "Net Cash Proceeds" shall mean with respect to any Asset Sale, the proceeds in the form of cash including payments in respect of deferred payment obligations when received in the form of cash received by the Corporation or any of its Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, (d) appropriate amounts to be provided by the Corporation or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, consistently applied, against any liabilities associated with such Asset Sale and retained by the Corporation or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) a reasonable estimate of the fees, expenses and commissions relating to the Corporation's compliance with Section 6.

                  "Net Proceeds Offer"  shall have the meaning set forth in
Section 6(a).

                  "Net Proceeds Payment Date" shall have the meaning set forth in Section 6(b)(ii).

                  "Net Proceeds Purchase Price" shall have the meaning set forth in Section 6(a).

                  "Notes Indenture" means the Indenture to be dated as of May 11, 1998, among the Corporation and the other signatories thereto.

                  "Original Cost" is $1,000 per share.

                  "Original Issuance Date" for the Redeemable Preferred Stock means the date of original issuance of the first share of such Redeemable

Preferred Stock.

                  "Permitted Holders" means CCP, the Management Group, the King Investor and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Corporation's or La Petite Academy's Capital Stock.

                  "Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability corporation, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Dividend Payment Date" shall have the meaning set forth in Section 2(b).

                  "Preferred Record Date" shall have the meaning set forth in
Section 2(c).

                  "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of capital stock.

                  "Purchase Agreement" means the Securities Purchase Agreement proposed to be entered into between the Corporation and LPA Investment LLC, a Delaware limited liability company.

                  "Qualified Stock" means any Capital Stock issued pursuant to
(i) any Management Stock Option Plan (as such term is defined in the Stockholders Agreement), (ii) the Rollover Options (as such term is defined in the Merger Agreement) or (iii) the Warrant.

                  "Redemption Date" shall mean the earliest date on which shares of Redeemable Preferred are redeemed pursuant to Sections 4, 5, and 6.

                  "Registration Rights Agreement" means the Preferred Stock Registration Rights Agreement to be dated as of May 11, 1998 between the Corporation and LPA Investment LLC, a Delaware limited liability company.

                  "Related Documents" shall mean the Certificate, the Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement.

                  "Requisite Redeemable Preferred Stockholders" means, as of any date of determination, the holders of at least 51% of the outstanding shares of Redeemable Preferred Stock as of such date.

                  "Senior Debt" shall mean any (i) Indebtedness pursuant to the Credit Agreement or any related documents governing, evidencing or securing the same, (ii) Indebtedness pursuant to the Senior Notes and any related documents governing, evidencing or securing the same, (iii) any other Indebtedness of the Corporation or its Subsidiaries which is not expressly subordinated to the Redeemable Preferred Stock or the Exchange Debentures, if the original principal amount exceeded $5 million and (iv) all refinancings or modifications of the Indebtedness described in clauses (i) - (iii) above; provided, however, that neither Corporation nor its Subsidiaries shall incur any Indebtedness that contains restrictions on the payment of dividends or the repurchase of Redeemable Preferred Stock pursuant to Section 5 or Section 6 that are more materially restrictive than those contained in the Indebtedness existing on the date hereof.

                  "Senior Notes" means the 10% Senior Notes due 2008, issued jointly by the Corporation and La Petite Academy.

                  "Stockholders Agreement" means the Stockholders Agreement to be dated as of May 11, 1998 among the Corporation and its Stockholders.

                  "Subsequent Dividend Period" means the period commencing on July 1, 2005 and terminating on the earlier of (i) the redemption of such shares of Redeemable Preferred Stock or (ii) the exchange of such shares of Redeemable Preferred Stock for Exchange Debentures.

                  "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

                  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                  "Warrant" means that warrant issued to LPA Investment LLC, a Delaware limited liability company, to purchase shares of Class A Common Stock of the Corporation.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by the President of the Corporation as of the ___th day of May, 1998.


                                                     ------------------------
                                                     James R. Kahl
                                                     President